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                                                                      Exhibit 21




                                            SUBSIDIARIES OF THE COMPANY

                                                    State of
                  Subsidiary                      Incorporation               Doing Business As
   ------------------------------------------    ----------------    ------------------------------------
   TA Operating Corporation                         Delaware              TravelCenters of America
   National Auto/Truckstops, Inc.                   Delaware                          -
   TA Franchise Systems, Inc.                       Delaware                          -
   TA Travel, L.L.C.  (a)                           Delaware                          -
   TA Licensing, Inc.                               Delaware                          -


(a)  Wholly-owned by TA Operating Corporation